Black Hills Corp. Reports 2022 Fourth-Quarter and Full-Year Results and Revises 2023 Earnings Guidance

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New winter peak loads recorded at all three electric utilities in December
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2023 to 2027 capital investment forecast of $3.5 billion
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Revised 2023 EPS guidance range of $3.65 to $3.85
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Long-term EPS growth target of 4% to 6% off 2023 base

RAPID CITY, S.D. — Feb. 7, 2023 — Black Hills Corp. (NYSE: BKH) today announced financial results for the fourth quarter and full year ended Dec. 31, 2022. Net income available for common stock and earnings per share for the three and twelve months ended Dec. 31, 2022, compared to the three and twelve months ended Dec. 31, 2021, was:

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Net income available for common stock	$72.5	$71.2	$258.4	$236.7
Earnings per share, Diluted	$1.11	$1.11	$3.97	$3.74

“Our team delivered earnings within our guidance range along with excellent operational performance for the year,” said Linn Evans, president and CEO of Black Hills Corp. “Earnings for the year of $3.97 per share increased 6% compared to 2021, driven by new rates and rider recovery, strong weather-driven demand, customer growth and wholesale energy sales. Consistent execution of our strategy focusing on our customers’ needs, cultivating growth and achieving fair and timely regulatory recovery successfully offset the impact of higher interest rates and inflation in 2022.

“During another year of intense weather occurrences, I’m pleased with the excellent performance of our team and the infrastructure we maintain and operate. We excelled at keeping our customers safe and their businesses operating through hot summer temperatures and sub-zero conditions of Winter Storm Elliot in December. Our three electric utilities were again recognized in the top quartile of reliability and served 11 new summer and winter record peak loads. Wyoming Electric recorded its ninth consecutive year with a new peak, representing a 53% increase in customer demand since 2013.

“Our regulatory execution remained a core strength during the year. We settled rate reviews and rider requests for Arkansas Gas and Wyoming Electric, filed a new rate review request for our Rocky Mountain Natural Gas pipeline in Colorado, and gained commission approval to construct our 260-mile Ready Wyoming electric transmission expansion project. We also secured the final approval required to recover $546 million of incremental fuel costs from Winter Storm Uri and have already recovered more than one-third of the costs as of year-end 2022. In Colorado, we recently filed a unanimous settlement for our Clean Energy Plan, which includes our ownership opportunity of 50% of the resources required to reduce greenhouse gas emissions intensity 80% by 2030 off a 2005 base.

“Looking forward, we expect ongoing challenges from the macroeconomic environment, including elevated interest rates and inflation, volatile natural gas prices and ongoing supply chain impacts throughout 2023 and into 2024. Recognizing these shifts in baseline economic conditions, and their uncertainty upon our business and customers, we revised our near-term earnings expectations to reflect elevated commodity carrying costs and inflationary pressures on expenses. The rapid shift in these macroeconomic conditions magnifies the effect of normal recovery lag in our utility business model and accelerates planned regulatory activity.

“We remain confident in our strategy, business fundamentals and investment opportunities. Our experienced leadership team is particularly excited about ongoing population and business migration into our service territories and transmission and renewable generation investment opportunities, while meeting our customers’ expectations for cost-effective and resilient, reliable, safe and cleaner energy. Beyond 2023, we are targeting 4% to 6% long-term earnings growth supported over the next five years by our $3.5 billion capital plan through 2027,” concluded Evans.

FOURTH-QUARTER AND FULL-YEAR 2022 HIGHLIGHTS AND UPDATES

Electric Utilities

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On Jan. 26, 2023, Wyoming Electric received approval of a settlement agreement from the Wyoming Public Service Commission for a rate review application to recover approximately $250 million of investments since its last rate review in 2014. The settlement agreement provides for $8.7 million of new annual revenue based on a capital structure of 52% equity and 48% debt and a return on equity of 9.75%. New rates will be effective March 1, 2023. The agreement also includes approval of a new rider that will be filed annually to recover transmission investment and expenses.

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On Jan. 13, 2023, Colorado Electric submitted a unanimous settlement agreement for its Clean Energy Plan filed May 25, 2022, with the Colorado Public Utilities Commission. The settlement agreement supports the utility’s voluntary election to reduce its greenhouse gas emissions by at least 80% from 2005 levels by 2030. The agreement provides Colorado Electric the opportunity to own up to 50% of the clean energy resources necessary to meet the emission goals. The agreement would result in approximately 70% of the electricity to meet customers’ electricity needs being generated by carbon-free sources by 2030. The Colorado commission held a hearing regarding the settlement agreement on Feb. 2, and a decision is expected in the first quarter of 2023.

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In December 2022, all three of Black Hills’ electric utilities set new winter peak loads.

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Colorado Electric served 334 megawatts, surpassing the previous winter peak of 313 megawatts in October 2018.
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South Dakota Electric served 355 megawatts, surpassing previous winter peak of 327 megawatts in January 2022.
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Wyoming Electric served 281 megawatts, surpassing previous winter peak of 263 megawatts in November 2022.

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During the year, South Dakota Electric and Wyoming Electric set four new all-time peak customer loads.

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Wyoming Electric achieved new peak loads for a ninth consecutive year, representing an increase of 53% compared to its peak in December 2013. The utility set three new peaks of 294 megawatts, 288 megawatts and 282 megawatts on July 21, July 18 and July 13, respectively, surpassing the previous peak of 274 megawatts in July 2021.
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South Dakota Electric set a new peak load of 403 megawatts in July 2022, surpassing the previous peak of 397 megawatts in July 2021.

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On Dec. 6, Black Hills’ subsidiary, Wyodak Resources Development, completed a new contract for fuel supply to continue as the sole supplier for the Wyodak power plant in Gillette, Wyoming. Pricing and other terms were renewed on similar terms as the prior fuel supply agreement which expired Dec. 31, 2022. The new four-year contract was effective Jan. 1, 2023, and extends through Dec. 31, 2026, with an option to extend the term by one year to Dec. 31, 2027.

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On Oct. 11, Wyoming Electric received approval from the Wyoming Public Service Commission for a certificate of public convenience and necessity for the Ready Wyoming electric transmission initiative. The 260-mile, multi-phase transmission expansion project will provide customers long-term price stability and serve the growing needs of customers by enhancing the resiliency of the company’s overall electric system and expanding access to power markets and renewable generation resources. Wyoming Electric is expecting to commence construction in early 2023.

Gas Utilities

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After thorough review and due diligence, the process to consider a third-party investment in a minority interest in Black Hills’ gas utility business was terminated. The terms and conditions of the bids did not meet criteria sufficient to justify a transaction.

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On Oct. 20, Wyoming Gas received bench approval from the Wyoming Public Service Commission for the recovery of $29.4 million of incremental fuel costs related to Winter Storm Uri. The Wyoming commission had previously approved interim cost recovery starting Sept. 1, 2021. With this approval, Black Hills has received its last commission approval necessary to recover $546 million of incremental fuel costs related to Storm Uri.

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On Oct. 10, Arkansas Gas received approval from the Arkansas Public Service Commission for new rates effective Oct. 21, 2022. The new rates will provide $8.8 million in new annual revenue based on a capital structure of 45% equity and 55% debt and a return on equity of 9.6%. In addition, the commission approved a new comprehensive safety and integrity rider that replaces three former riders.

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On Oct. 7, Rocky Mountain Natural Gas, an intrastate natural gas pipeline, submitted a proposal to the Colorado Public Utilities Commission seeking recovery of more than $120 million of new investments since its last rate review in 2017. The rate review requests $12.3 million in new annual revenue based on a future test year with a capital structure of 52% equity and 48% debt and a return on equity of 12.25%. The request seeks new rates by the third quarter of 2023.

Corporate and Other

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On Jan. 25, 2023, Black Hills’ board of directors approved a quarterly dividend of $0.625 per share payable on March 1, 2023, to shareholders of record at the close of business on Feb. 14, 2023.

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On Dec. 20, Moody’s affirmed Black Hills’ Long-term Issuer Rating of Baa2 with a stable outlook.

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On Oct. 27, Rich Kinzley, Black Hills’ senior vice president and CFO, announced his intent to retire mid-year 2023 after a distinguished 23-year career. Consistent with the company’s longstanding and comprehensive succession plan, Kimberly Nooney, vice president corporate controller and treasurer and 26-year veteran of Black Hills, has been appointed CFO effective April 1, 2023.

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On Oct. 6, Fitch Ratings affirmed Black Hills’ Long-term Issuer Default Ratings of BBB+ with a stable outlook.

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In 2022, the company issued a total of 1.3 million shares of new common stock for net proceeds of $90 million under its at-the-market equity offering program.

2023 EARNINGS GUIDANCE REVISED

Black Hills revised its guidance for 2023 earnings per share available for common stock to be in the range of $3.65 to $3.85, from $4.00 to $4.20. The revision was driven by a rapid shift in macroeconomic factors, including:

• Elevated natural gas price volatility;

• Elevated natural gas demand driven by Winter Storm Elliot in December 2022;

• Higher interest rates; and

• Inflationary pressures on expenses.

As a result, the company anticipates additional carrying costs throughout 2023 due to the extended nature of cost recovery mechanisms with a higher financing cost environment. The revised range is based on the following updated assumptions:

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Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
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Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
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Constructive and timely outcomes of utility regulatory dockets;
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No significant unplanned outages at any of our generating facilities;
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Production tax credits of approximately $20 million associated with wind generation assets;
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Capital investment of approximately $615 million (previously $600 million);
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Equity issuance of $140 million to $160 million (previously $130 million to $150 million) through the at-the-market equity offering program;
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Interest expense of $180 million to $185 million, (previously $165 million to $170 million), including debt refinancing activity;* and
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Total operating expense of $600 million to $610 million (previously $595 million to $605 million) excluding fuel, purchased power, cost of natural gas sold, depreciation, depletion and amortization .*

* Guidance assumptions for interest expense and operating expense are being provided for only 2023 due to ongoing volatility in inflation and rising interest rate environments.

BLACK HILLS CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2022	2021	2022	2021
	(in millions)
Operating income:
Electric Utilities (a)	$48.8	$43.0	$214.3	$202.7
Gas Utilities (b) (c)	81.8	71.8	244.2	211.2
Corporate and Other	(0.6)	(0.9)	(3.2)	(4.4)
Operating income	130.0	114.0	455.2	409.4

Interest expense, net	(43.7)	(38.6)	(161.0)	(152.4)
Other income (expense), net	(1.0)	(0.2)	1.7	1.4
Income tax expense (a)	(9.3)	(0.8)	(25.2)	(7.2)
Net income	76.1	74.3	270.8	251.3
Net income attributable to non-controlling interest	(3.6)	(3.2)	(12.4)	(14.5)
Net income available for common stock	$72.5	$71.2	$258.4	$236.7

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(a) In February 2021, Colorado Electric delivered $9.3 million of TCJA-related bill credits to its customers. These bill credits, which resulted in a reduction in revenue, were offset by a reduction in income tax expense and resulted in an immaterial impact to Net income.

(b) During the first quarter of 2021, our Gas Utilities incurred $8.2 million of negative impacts as a result of Winter Storm Uri.

(c) In the second quarter of 2022, our Gas Utilities accrued a one-time, $10.3 million true-up of carrying costs to reflect Commission authorized rates on its Winter Storm Uri regulatory asset.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2022	2021	2022	2021
Weighted average common shares outstanding (in thousands):
Basic	65,264	64,019	64,858	63,219
Diluted	65,428	64,130	65,021	63,325

Earnings per share:
Earnings Per Share, Basic	$1.11	$1.11	$3.98	$3.74
Earnings Per Share, Diluted	$1.11	$1.11	$3.97	$3.74

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Wednesday, Feb. 8, 2023, to discuss financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available on the company’s website.

To ask a question during the live broadcast, users can access dial-in information and a personal identification number by registering for the event at https://register.vevent.com/register/BId552098c64704d7083756748f03fb26e.

A listen-only webcast player and presentation slides can be accessed live at https://edge.media-server.com/mmc/p/9fxxp2tu with a replay of the event available for up to one year.

ANNUAL MEETING OF SHAREHOLDERS

The company's annual meeting of shareholders will be held on Tuesday, April 25, 2023, at 9:30 a.m. local time, at Black Hills’ company headquarters located at 7001 Mt. Rushmore Road in Rapid City, South Dakota. The company plans to mail the Annual Report and Proxy Statement on or about March 15, 2023, to shareholders of record as of March 6, 2023.

USE OF NON-GAAP FINANCIAL MEASURES

Gas and Electric Utility Margin

Gas and Electric Utility margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of operation and maintenance expenses, depreciation and amortization expenses, and property and production taxes from the measure. The presentation of Gas and Electric Utility margin is intended to supplement investors’ understanding of operating performance.

Electric Utility margin is calculated as operating revenue less cost of fuel and purchased power. Gas Utility margin is calculated as operating revenue less cost of gas sold. Our Gas and Electric Utility margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact Gas and Electric Utility margin as a percentage of revenue, they only impact total Gas and Electric Utility margin if the costs cannot be passed through to customers.

Our Gas and Electric Utility margin measure may not be comparable to other companies’ Gas and Electric Utility margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Operating results from our business segments for the three and twelve months ended Dec. 31, 2022, compared to the three and twelve months ended Dec. 31, 2021, are discussed below.

Certain lines of business in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and twelve months ended Dec. 31, 2022 and 2021 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Segment information does not include inter-company eliminations and all amounts are presented on a pre-tax basis unless otherwise indicated. Minor differences in amounts may result due to rounding.

Electric Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Revenue	$230.6	$195.4	$35.2	$900.2	$842.3	$57.9
Cost of fuel and purchased power	71.3	51.0	20.3	266.3	248.0	18.3
Electric Utility margin (non-GAAP)	159.3	144.4	14.9	633.9	594.2	39.6

Operations and maintenance	76.1	67.5	8.6	283.7	260.0	23.7
Depreciation and amortization	34.4	33.8	0.6	136.0	131.5	4.5
Operating income	$48.8	$43.0	$5.8	$214.3	$202.7	$11.6

Fourth Quarter 2022 Compared to Fourth Quarter 2021

Electric Utility margin increased as a result of:

(in millions)
Prior year Wygen I unplanned outage	$7.4
Transmission services and off-system excess energy sales	4.9
Weather	2.4
Retail load growth	1.5
Integrated Generation (a)	1.1
New rates and rider recovery	0.7
Prior year mark-to-market on wholesale energy contracts	(2.5)
Lower pricing on new Wygen I power purchase agreement	(0.6)
$14.9

____________________

(a) Primarily driven by favorable market pricing on contracts and off-system sales.

Operations and maintenance expense increased primarily due to $2.3 million of higher outside services expenses which included higher contractor and consultant fees, $2.3 million of higher generation-related expenses due to higher fuel costs and increased royalties on higher mining revenues, $1.7 million of increased property and production taxes due to an expiration of an abatement and higher mining tons sold, and $1.1 million of higher employee-related expenses.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

Full Year 2022 Compared to Full Year 2021

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$11.2
Prior year TCJA-related bill credits (a)	9.3
Prior year Wygen I unplanned outage	8.5
Transmission services and off-system excess energy sales	7.6
Integrated Generation (b)	5.7
Weather	3.2
Retail load growth	1.2
Lower pricing on new Wygen I power purchase agreement	(8.5)
Other	1.4
$39.6

____________________

(a) In February 2021, Colorado Electric delivered $9.3 million of TCJA-related bill credits to its customers. These bill credits were offset by a reduction in income tax expense and resulted in an immaterial impact to Net income.

(b) Primarily driven by favorable market pricing on contracts and off-system sales.

Operations and maintenance expense increased due to $10.3 million of higher generation-related expenses primarily due to higher fuel and materials costs and increased royalties on higher mining revenues, $4.5 million of higher outside services expenses which included higher contractor and consultant fees, $3.4 million of increased property taxes due to an expiration of an abatement and a higher asset base driven by recent capital expenditures, $3.4 million of higher cloud computing licensing costs, and $1.1 million of increased bad debt expense primarily attributable to higher customer billings.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics	2022	2021	2022	2021
Quantities Sold (MWh):
Retail Sales	1,419,834	1,323,679	5,672,669	5,483,965
Contract/Off-system/Power Marketing Wholesale	367,948	467,655	1,297,205	1,213,060
Total Regulated	1,787,782	1,791,334	6,969,874	6,697,025
Non-regulated	71,417	72,052	293,026	269,558
Total quantities sold	1,859,199	1,863,386	7,262,900	6,966,583

Contracted generated facilities availability by fuel type:
Coal	96.8%	80.7%	91.5%	86.7%
Natural gas and diesel oil	97.0%	98.0%	96.1%	95.5%
Wind	90.8%	96.2%	93.7%	95.8%
Total availability	95.8%	93.0%	94.4%	93.2%

Wind capacity factor	37.6%	43.3%	34.7%	34.0%

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
Degree Days	2022		2021		2022		2021
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	2,565	9%	1,996	(20)%	6,518	6%	5,974	(7)%
Cooling Degree Days	-	(100)%	5	114%	1,040	18%	973	40%

Gas Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Revenue	$565.2	$371.6	$193.6	$1,669.1	$1,124.9	$544.2
Cost of natural gas sold	365.9	195.4	170.5	965.1	494.7	470.4
Gas Utility margin (non-GAAP)	199.4	176.2	23.2	704.0	630.1	73.9

Operations and maintenance	89.7	77.2	12.5	345.1	314.8	30.3
Depreciation and amortization	27.8	27.2	0.6	114.7	104.2	10.5
Operating income	$81.8	$71.8	$10.0	$244.2	$211.2	$33.0

Fourth Quarter 2022 Compared to Fourth Quarter 2021

Gas Utility margin increased as a result of:

(in millions)
Weather	$15.1
New rates and rider recovery	8.4
Carrying costs on Winter Storm Uri regulatory asset (a)	1.3
Other	(1.6)
$23.2

____________________

(a) In certain jurisdictions, we have Commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense.

Operations and maintenance expense increased primarily due to $7.1 million of higher outside services and materials expenses driven primarily by higher contractor and consultant fees, $3.7 million of higher employee-related expenses and $0.9 million of higher property taxes driven by a higher asset base on recent capital expenditures.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

Full Year 2022 Compared to Full Year 2021

Gas Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$30.0
Weather	18.5
Carrying costs on Winter Storm Uri regulatory asset (a)	17.9
Prior year Black Hills Energy Services Winter Storm Uri costs (b)	8.2
Customer growth and increased usage per customer	3.7
Mark-to-market on non-utility natural gas commodity contracts	(3.3)
Other	(1.1)
$73.9

______________

(a) In certain jurisdictions, we have Commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense. Additionally, the carrying costs accrued during the twelve months ended December 31, 2022 included a one-time, $10.3 million true-up to reflect Commission authorized rates.

(b) Black Hills Energy Services offers fixed contract pricing for non-regulated gas supply services to our regulated natural gas customers. The increased cost of natural gas sold during Winter Storm Uri was not recoverable through a regulatory mechanism.

Operations and maintenance expense increased due to $11.6 million of higher outside services and materials expenses driven primarily by higher contractor and consultant fees, $5.0 million of increased bad debt expense primarily attributable to higher customer billings, $4.6 million of higher cloud computing licensing costs, $3.2 million of higher property taxes driven by a higher asset base on recent capital expenditures, $2.1 million of higher vehicle expense driven by higher fuel costs, $1.6 million of higher employee-related expenses and $1.2 million increased travel and training expenses.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics	2022	2021	2022	2021
Quantities Sold and Transported (Dth):
Distribution	35,060,345	26,882,414	106,945,204	95,432,697
Transport and Transmission	42,946,398	40,446,027	160,917,802	154,570,280
Total Quantities Sold	78,006,743	67,328,441	267,863,006	250,002,977

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2022		2021		2022		2021
	Actual	Variance From Normal	Actual	Variance From Normal	Actual	Variance From Normal	Actual	Variance From Normal
Heating Degree Days	2,533	8%	1,970	(21)%	6,536	5%	5,948	(8)%

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Operating income (loss)	$(0.6)	$(0.9)	$0.3	$(3.2)	$(4.4)	$1.2

Fourth Quarter 2022 Compared to Fourth Quarter 2021

Operating (loss) was comparable to the same period in the prior year.

Full Year 2022 Compared to Full Year 2021

The decrease in Operating (loss) was primarily due to an allocation of a 2020 employee cost true-up in the first quarter of 2021, which was offset in our business segments.

Consolidated Interest Expense, Other Income and Income Tax Expense

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Interest expense, net	$(43.7)	$(38.6)	$(5.1)	$(161.0)	$(152.4)	$(8.6)
Other income (expense), net	(1.0)	(0.2)	(0.8)	1.7	1.4	0.3
Income tax expense	(9.3)	(0.8)	(8.4)	(25.2)	(7.2)	(18.0)

Fourth Quarter 2022 Compared to Fourth Quarter 2021

Interest Expense, net

The increase in Interest expense, net was due to higher interest rates on higher short-term debt balances.

Other Income (Expense), net

Other (expense), net increased due to higher non-service pension costs primarily driven by a higher discount rate and higher costs for our non-qualified benefit plans which were driven by market performance.

Income Tax Expense

Income tax expense increased primarily due to higher pre-tax income and a higher effective tax rate. For the three months ended December 31, 2022, the effective tax rate was 10.9% compared to 1.1% for the same period in 2021. The higher effective tax rate was primarily due to $3.6 million of decreased flow-through tax benefits driven by prior year repairs and gain deferral and $2.3 million of decreased tax benefits from amortization of excess deferred income taxes.

Full Year 2022 Compared to Full Year 2021

Interest Expense, net

The increase in Interest expense, net was due to higher interest rates on higher short-term debt balances.

Other Income (Expense), net

Other income, net was comparable to the prior year primarily due to lower costs for our non-qualified benefit plans which were driven by market performance mostly offset by a prior year recognition of death benefits from Company-owned life insurance and higher non-service pension costs primarily driven by a higher discount rate.

Income Tax (Expense)

Income tax expense increased due to higher pre-tax income and a higher effective tax rate. For the twelve months ended December 31, 2022, the effective tax rate was 8.5% compared to 2.8% for the same period in 2021. The higher effective tax rate was primarily due to $10 million of prior year tax benefits from Colorado Electric TCJA-related bill credits to customers (which were offset by reduced revenue) and $5.4 million of decreased flow-through tax benefits driven by prior year repairs and gain deferral partially offset by $4.0 million of current year tax benefits from various state rate changes and $1.8 million of increased tax benefits from federal PTCs driven by a current year PTC rate increase (inflation adjustment).

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2023 earnings guidance and long-term growth target. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2021 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

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The accuracy of our assumptions on which our earnings guidance and growth target is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•
Our ability to complete our capital program in a cost-effective and timely manner;

•
Our ability to execute on our strategy;

•
Our ability to successfully execute our financing plans;

•
The effects of changing interest rates;

•
Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•
Board of Directors’ approval of any future quarterly dividends;

•
The impact of future governmental regulation;

•
Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;

•
The effects of inflation and volatile energy prices; and

•
Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Dec. 31, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$230.6	$565.2	$(4.4)	$791.4

Fuel, purchased power and cost of natural gas sold	71.3	365.9	(0.2)	436.9
Operations and maintenance	76.1	89.7	(3.6)	162.2
Depreciation, depletion and amortization	34.4	27.8	0.1	62.3
Operating income (loss)	48.8	81.8	(0.6)	130.0

Interest expense, net				(43.7)
Other income (expense), net				(1.0)
Income tax benefit (expense)				(9.3)
Net income				76.1
Net income attributable to non-controlling interest				(3.6)
Net income available for common stock				$72.5

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$900.2	$1,669.1	$(17.4)	$2,551.8

Fuel, purchased power and cost of natural gas sold	266.3	965.1	(0.8)	1,230.6
Operations and maintenance	283.7	345.1	(13.7)	615.1
Depreciation, depletion and amortization	136.0	114.7	0.3	250.9
Operating income (loss)	214.3	244.2	(3.2)	455.2

Interest expense, net				(161.0)
Other income (expense), net				1.7
Income tax benefit (expense)				(25.2)
Net income				270.8
Net income attributable to non-controlling interest				(12.4)
Net income available for common stock				$258.4

	Consolidating Income Statement
Three Months Ended Dec. 31, 2021	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$195.4	$371.6	$(4.5)	$562.5

Fuel, purchased power and cost of natural gas sold	51.0	195.4	(0.2)	246.3
Operations and maintenance	67.5	77.2	(3.5)	141.2
Depreciation, depletion and amortization	33.8	27.2	0.1	61.1
Operating income (loss)	43.0	71.8	(0.9)	114.0

Interest expense, net				(38.6)
Other income (expense), net				(0.2)
Income tax benefit (expense)				(0.8)
Net income				74.3
Net income attributable to non-controlling interest				(3.2)
Net income available for common stock				$71.2

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2021	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$842.3	$1,124.9	$(18.0)	$1,949.1

Fuel, purchased power and cost of natural gas sold	248.0	494.7	(0.8)	741.9
Operations and maintenance	260.0	314.8	(13.1)	561.8
Depreciation, depletion and amortization	131.5	104.2	0.3	236.0
Operating income (loss)	202.7	211.2	(4.4)	409.4

Interest expense, net				(152.4)
Other income (expense), net				1.4
Income tax benefit (expense)				(7.2)
Net income				251.3
Net income attributable to non-controlling interest				(14.5)
Net income available for common stock				$236.7

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

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